EXHIBIT 10.1


              AMENDMENT 5 TO AMENDED AND RESTATED STOCK OPTION PLAN


Section 4(d) of the Plan is hereby amended to read as follows:

d. Time of Granting Options. The date of grant of an Option hereunder shall be the date on which the Board or Committee makes the determination of granting such Option, provided, however that in the case of an option (1) originally granted by a company to which the Company is a successor (by merger or otherwise) of the obligations of such option and (2) which the Company has elected to treat as being issuable under the Plan, the date of grant shall be the date on which such option was originally granted by the predecessor company. Notice of the determination shall be given to each officer or key employee to whom an Option is so granted within a reasonable time after the date of such grant.



Effective: August 19, 2002